Exhibit 5.2

JOHN C. STRICKROOT, JR. Member Florida Bar (561) 650-8507 Direct Telephone (561) 822-5518 Direct Facsimile	E-MAIL ADDRESS: JStrickroot@shutts.com

August 10, 2011

Florida East Coast Railway Corp.

7411 Fullerton Street, Suite 100

Jacksonville, Florida 32256

Re:	Florida East Coast Railway Corp. and Guarantors
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Florida counsel to Florida East Coast Railway Corp., a Delaware corporation (the “Issuer”), and its subsidiaries, (i) FEC Highway Services L.L.C., (ii) Florida East Coast Deliveries LLC and (iii) Florida East Coast Railway L.L.C., each a Florida limited liability company (individually, a “Guarantor” and, collectively, the “Guarantors”), in connection with the guaranty by each the Guarantors (collectively, the “Guarantees”) of the Issuer’s 8 1/8% Senior Secured Notes due 2017 in the aggregate principal amount of $475,000,000 (the “Exchange Notes”). The Exchange Notes and the Guarantees are being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-4 filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) on May 10, 2011 (File No. 333-173954), as amended from time to time (the “Registration Statement”).

The Exchange Notes and the Guarantees will be issued pursuant to that certain Indenture, dated as of January 25, 2011 (the “Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee and notes collateral agent. The Indenture provides

Florida East Coast Railway Corp.

August 10, 2011

for the joint and several guarantee of the Exchange Notes by each of the Guarantors to the extent set forth in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the 8 1/8% Senior Secured Notes due 2017 of the Issuer (the “Original Notes”) issued and outstanding under the Indenture, as contemplated by the Registration Rights Agreement, dated as of January 25, 2011 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser of the Original Notes. The Indenture, the Exchange Notes and the Guarantees are hereinafter collectively called the “Operative Documents.”

This opinion is being furnished at the Issuer’s request and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as special counsel to the Guarantors, in connection with the opinions expressed below, we have reviewed and, with your permission, relied upon, copies of unanimous written consents of the board of managers or the board of directors of the sole member of certain of the Guarantors, which authorize (i) the execution and delivery of the Indenture, pursuant to which the Exchange Notes and the Guarantees will be issued, (ii) the performance by the Guarantors, of their agreements and obligations under the Indenture, and (iii) the consummation of the transactions contemplated by the Indenture, including the registration of the Exchange Notes and Guarantees under the Securities Act pursuant to the Registration Rights Agreement, and have reviewed a signed copy of the Indenture, which includes a form of the Exchange Notes.

In addition, in connection with rendering our opinions below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the Corporate Documents”):

(i)	the certificate of Robert B. Ledoux, General Counsel and Secretary of each of the Guarantors;

(ii)	certificates from the Secretary of State of Florida, each dated July 27, 2011, as to the status of each of the Guarantors as limited liability companies in the State of Florida;

(iii)	copies of the current articles of organization and operating agreements of each of the Guarantors, as amended to date;

(iv)	a copy of the action by written consent of the Board of Directors of the Issuer, the sole member of FEC Highway Services L.L.C., adopted January 19, 2011, relating

Florida East Coast Railway Corp.

August 10, 2011

to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture, the Guarantees and related matters; and

(v)	a copy of the action by unanimous written consent of the Board of Managers of Florida East Coast Railway L.L.C., the sole member of Florida East Coast Deliveries LLC, adopted January 19, 2011, relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture, the Guarantees and related matters.

With respect to certain factual matters, we have relied, without independent investigation, upon the representations, warranties and certifications contained in and made pursuant to the Operative Documents, the Corporate Documents and the Registration Statement.

We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuer, the Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

We have also assumed (i) the due execution and delivery, pursuant to due authorization, of the documents that we have examined by each party thereto, other than the Guarantors, (ii) that each such party has the full power, authority and legal right to enter into and perform its obligations under each such document to which it is a party, (iii) that each such document constitutes the valid and legally binding obligation of each such party, enforceable against each such party in accordance with its respective terms, and (iv) that all necessary consents, approvals, authorizations, registrations, declarations and filings, governmental or otherwise, and all other conditions precedent with respect to the legal and valid execution and delivery of, and performance under, the documents that we have examined by each party thereto, other than those that may be required in the case of the Guarantors under the laws of the State of Florida and relating to the Indenture, the Guarantees and the Exchange Notes, have been made or satisfied, or have occurred and are in full force and effect.

Our only representation of the Guarantors, the Issuer or any other party to the Indenture relates to representation of the Guarantors in rendering our opinions as special Florida counsel. The scope of our involvement in the transactions contemplated by the Operative Documents is limited, and we understand that other legal counsel have advised the Guarantors, and the Issuer and each of the other parties to the Indenture with respect to certain of the matters as to which we have either made assumptions or excluded from our opinions.

Florida East Coast Railway Corp.

August 10, 2011

For purposes of this opinion letter, our “reliance” on a writing means that our opinions as set forth herein are conditioned upon such writings being true and correct copies of the original documents and that any representations contained therein are correct as to questions of fact. To the extent that any of our opinions expressed herein may be based upon an assumption of fact made by us, such opinion is conditioned upon and subject to the assumption being true.

In rendering the opinions set forth below, we have relied, with your permission, upon the following specific assumptions, the accuracy of which we have not independently verified: the provisions of the certificate of incorporation and by-laws of the Issuer, and the General Corporation Laws of the State of Delaware authorize the Issuer to take any action necessary, including in its capacity as the sole shareholder of FEC Highway Services L.L.C., to enter into the Operative Documents and perform the actions required thereunder and the Issuer has taken all such necessary actions.

We are qualified to practice law in the State of Florida and, therefore, the foregoing opinions are limited to the laws of the State of Florida. We express no opinion as to any laws other than the laws of the State of Florida and federal laws of the United States of America. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(a) Each Guarantor is a limited liability company validly existing and its status is active under the laws of the State of Florida, the jurisdiction of its formation, and has all requisite limited liability company power and authority to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Indenture and the respective Guaranty.

(b) Each Guarantor has duly authorized the execution, delivery and performance of the Indenture and the respective Guaranty by all necessary limited liability company action.

(c) Each Guarantor has duly executed and delivered the Indenture to provide for its respective Guaranty.

Florida East Coast Railway Corp.

August 10, 2011

We express no opinion as to any matter other than as expressly set forth above, and no opinion is implied hereby or may be inferred herefrom.

We did not witness the execution or delivery of the Indenture and Guaranty and therefore the factual basis for our opinion on due execution and delivery is based on our assumption that the copy of the executed Indenture which includes the signature of a party executing it on behalf of the Guarantors in connection with the Guaranty provided to us (electronically or otherwise) is a true and correct copy and the statements of fact set forth in the certificates provided to us by officers of the Guarantors regarding delivery are correct.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

SHUTTS & BOWEN LLP

By:	/s/ John C. Strickroot, Jr.
John C. Strickroot, Jr.
For the Firm